As filed with the Securities and Exchange Commission on June 2, 1999
                                            Registration No. 333-
-------------------------------------------------------------------------------




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  --------------------------------------------

                           EUROWEB INTERNATIONAL CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                          7379                   13-3696015
----------------------------  ----------------------------   ------------------
(State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
Corporation or organization)   Classification Code Numbers)  Identification No.)


            445 PARK AVENUE, NEW YORK, NEW YORK 10022 (212) 758-9870
             -------------------------------------------------------
          (Address and telephone number of principal executive offices)

                           EuroWeb International Corp.
          1993 Incentive Stock Option Plan, as Amended, and Employment Agreements with Frank R. Cohen, Robert Genova and Csaba Toro
                            (full title of the plans)


                          FRANK R. COHEN, COHEN & COHEN
      445 Park Avenue, 15th Floor New York, New York 10022, (212) 758-9870
      --------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed           Proposed
                                                      Amount          Maximum           Maximum            Amount of
               Title of Securities                    to be       Offering Price       Aggregate         Registration
                to be Registered                    Registered     Per Share(1)    Offering Price(1)          Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, ($.001 par value)(2)...............1,770,000(1)(2)     $1.50(3)        $2,655,000(3)           $738
==========================================================================================================================

(1) Consists of (i) 1,770,00 shares of Common Stock, $.001 per share ("Common Stock"), issuable under (a) EuroWeb International Corp. 1993 Incentive Stock Option Plan, as amended (the"Incentive Plan"), or stock options granted to Frank R. Cohen, the Registrant's Chief Executive Officer, Robert Genova, the Registrant's President and Csaba Toro, the Registrant's Vice President, pursuant to their employment agreements each dated as of September 10, 1998, (the "Employment Agreements").
(2) Pursuant to Rule 416, under the Securities Act of 1933, as amended, this registration statement covers, in addition to the number of shares set forth above, an indeterminate number of shares which, by reason of certain events specified in the Incentive Plan or Employment Agreements, may become subject to the Incentive Plan, or the Employment Agreements.
(3)      Of the total of 1,770,000 shares of Common Stock registered hereby,
         (i) an aggregate of 470,000 shares are issuable upon the exercise of outstanding options granted pursuant to the Incentive Plan at the average exercise price of $1.50 per share, (ii) an aggregate of 1,300,000 shares are issuable upon exercise of outstanding options pursuant to the Employment Agreements at an average exercise price of $1.50 per share. The offering price for the shares registered hereby have been calculated in accordance with Rule 457.

Note: The Registration Statement, Pursuant to instruction C of Form S-8, includes a re-offer Prospectus for (i) the resale of 1,770,000 shares of common stock issuable upon the exercise of options granted pursuant to either the Incentive Plan or the Employment Agreements.

                         SUBJECT TO COMPLETION, DATED JUNE 2, 1999


    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which this offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                           EUROWEB INTERNATIONAL CORP.

                        1,770,000 SHARES OF COMMON STOCK


     The stockholders of EuroWeb International Corp. listed on page 4 are offering and selling shares of EuroWeb common stock under this prospectus for each of their own accounts.

     EuroWeb stock is listed on the NASDAQ Small Cap Market and trades there with the symbol "EWEB". On June 1, 1999, the closing price of one share of common stock on the NASDAQ Small Cap Market was $1.61.

                             ----------------------


        THE EUROWEB SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THESE ORGANIZATIONS DETERMINED THAT HIS PROSPECTUS IS ACCURATE OR
       COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   THE DATE OF THIS PROSPECTUS IS JUNE  , 1999

                                TABLE OF CONTENTS



                                                                          Page

Prospectus Summary.....................................................   1

Use of Proceeds........................................................   2

Selling Stockholders...................................................   2

Plan of Distribution..................................................    3

Where You Can Find More Information...................................    3

Description of Capital Stock...........................................   3

Legal Matters..........................................................   4

Experts................................................................   4

Indemnification of Directors and Officers..............................   4

                               PROSPECTUS SUMMARY


     This prospectus is part of a registration statement we filed with the SEC. The registration statement includes exhibits and additional information not included in the prospectus.

     We have not authorized any person to give you any supplemental information or make any representations for us. You should not rely upon any information about EuroWeb International Corp. that is not contained in this prospectus or in one of the EuroWeb's public reports filed with the SEC and incorporated into this prospectus. Information contained in this prospectus or in EuroWeb's public reports may become stale. You should not assume that the information in this prospectus is accurate or complete as of any date other than the date on the front of this prospectus. We are not making an offer of securities in any state where the offer is not permitted.

                                   THE COMPANY

     EuroWeb Rt., our wholly owned subsidiary through November 20, 1998, is a full service Internet service provider operating in Hungary. On November 20, 1998, we sold a 51% interest of EuroWeb Rt. to Panel Rt for $2,200,000 in cash plus a $300,000 contribution to EuroWeb Rt's capital. Currently, we are managing EuroWeb Rt. in the same manner as before the sale.

     The Internet industry consists of three primary functions: 1) providing access to the Internet; 2) maintaining ("hosting") the computers, known as "servers," which store, and allow for access to, Web sites; and 3) developing content, including graphics and database functions, for Web sites on the Internet (known as "Value Added Services").

     EuroWeb Rt. provides services in all three areas. However, EuroWeb Rt. derives 90% of its revenues from providing access to the Internet, while 5% is derived from hosting and 5% from developing content.

     Access to the Internet can be either through a leased line, which maintains an open connection to the Internet at all times, or through a dial-up service, which requires subscribers to dial a telephone number to connect to the Internet.

     EuroWeb Rt. offers a variety of access options, including leased-line and dial-up lines.

     EuroWeb's objective is for EuroWeb Rt. to become the leading Hungarian Internet professional services firm. To achieve its goal, EuroWeb's strategy is to expand EuroWeb Rt.'s Internet services, both through internal growth and through business acquisitions outside of Hungary and in Central and Eastern Europe.

     The office of EuroWeb in the United States is 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870.

                                 USE OF PROCEEDS

     All net proceeds from the sale of securities will go to the stockholders who offer and sell their securities. Accordingly EuroWeb will not receive any proceeds from sales of the securities. However, any proceeds realized by EuroWeb upon the exercise of the options by the selling stockholders will be used for working capital and potential acquisitions.

                              SELLING STOCKHOLDERS

     The shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired by such Selling Stockholders pursuant to either the Incentive Plan or their individual employment agreements.

     The following tables sets forth the name of each selling stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and the percentage of the class to be owned by such Selling Stockholder after the offering.

NAME AND TITLE                   SHARES OWNED               SHARES OFFERED         SHARES OWNED
                                 PRIOR                      HEREBY                 AFTER THE OFFERING
                                 TO THE OFFERING                                   AND PERCENTAGE OF
                                                                                   CLASS OWNED
------------------------------------------------------------------------------------------------------
Frank R. Cohen
Chairman of the Board
Chief Executive Officer                520,000                 520,000                    0
and Secretary
Robert Genova
Director, President,
Treasurer and Chief
Financial Officer                      500,000                 500,000                    0
Csaba Toro
Director and Vice
President                              465,000                 465,000                    0
Richard G. Maresca
Director                               110,000                 110,000                    0
Donald K. Roberton
Director                               100,000                 100,000                    0
Imre Kovats
Former Consultant                       45,000                  45,000                    0
John B. Ryan
Former Director                         10,000                  10,000                    0
Laszlo Josh
Employee                                10,000                  10,000                    0
Krista Hollo
Employee                                10,000                  10,000                    0


                              PLAN OF DISTRIBUTION

        The selling stockholders may offer their EuroWeb shares at various times in one or more of the following transactions:

        o on the NASDAQ Small Cap market where our common stock is listed;

        o in the over-the-counter market;

        o in negotiated transactions not on an
        exchange or over-the counter; and

        o in a combination of any of the above
        transactions.

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

        The selling stockholders may use broker-dealers to sell their shares. If broker-dealers are used, they will either receive discounts or commissions from the selling stockholder, or they will receive commissions from the purchasers of shares for whom they acted as agents.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" this information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1. Annual Report on Form 10-KSB for the fiscal year ended
           December 31, 1998;

        2. Quarterly Report on Form 10-QSB for Quarter ended March 31, 1999;

        3. Proxy Statements for the 1999 Annual Meeting of Stockholders held on May 21, 1999;

        4. Current Report on Form 8-K dated April 21, 1999.


                          DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our certificate of incorporation authorizes us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 2, 1999, 8,695,277 shares of common stock and no preferred stock were outstanding. The board of directors may issue shares of the preferred stock at any time, in one or more series without stockholder approval. The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.

        Common stockholders have the right to vote one vote per share on all matters that require their vote. This could change if we amend our charter documents.

        Our transfer agent for the common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

        The validity of the shares offered hereby is being passed upon for EuroWeb by Cohen & Cohen, 445 Park Avenue, New York, New York, 10022. Frank R. Cohen, a partner of Cohen & Cohen, beneficially owns 10,000 shares of common stock and holds 520,000 options to purchase 520,000 shares of common stock exercisable at prices from $1 to $1 5/8. In addition, Frank R. Cohen, also, is Chairman of the Board, and Secretary of EuroWeb.

                                     EXPERTS

        The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the report given upon the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

        Under the Company Bylaws, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact he is or was a director or officer of the Company is entitled to indemnification by the Company to the fullest extent permitted by the Delaware General Corporation Law against all expense, liabilities and loss (including attorney's fees), judgments, fines or penalties and amounts paid in settlement reasonably incurred or suffered by such person in connection therewith, including liabilities arising under the Securities Act. These indemnification rights include the right to be paid by the company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that he is not entitled to be indemnified. These indemnification rights under the Bylaws are not exclusive of any other indemnification right which any person may have to acquire.

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of a director, officer, employee, or agent of a corporation who acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In all proceedings other than those by or in the right of the corporation, this indemnification covers expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnification against expenses only and, unless a court determines otherwise, only in respect of a claim as to which the person is not judged liable to the corporation.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                           EUROWEB INTERNATIONAL CORP.

                      4,352,570 SHARES OF COMMON STOCK AND
              1,935,680 WARRANTS TO PURCHASE SHARES OF COMMON STOCK




                                   PROSPECTUS








                                   JUNE 2, 1999

            FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        Information regarding Incorporation of documents by reference is included on page 3 of the Prospectus comprising a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        Information regardingDescription of Securities is included on page 3 of the Prospectus comprising a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Information regarding named experts and counsel is included on page 4 of the Prospectus comprising a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Information regarding Indemnification of directors and officers is included on page 4 of the Prospectus comprising a part of this Registration Statement.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        1,770,000 of the shares of Common Stock that hereby are being registered for resale may be issued pursuant to options previously granted to certain current or former executive officers and directors of the Company. All such securities issued as of the date hereof were issued pursuant to employee benefits plans and employment contracts to a limited number of current or former directors or executive officers of the Company in transactions not involving a public offering in reliance on Section 4(2) of the Securities Act.

ITEM 8. UNDERTAKINGS

               (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

                     (i) to include any prospectus required by Section
                         10(a)(3) of the Securities Act;

                     (ii) to reflect in the prospectus any facts or events
                          arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) to include any material information with respect to
                          the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement, provided, however, that clauses (1) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

               (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

ITEM 9. EXHIBITS

        EXHIBIT
        NUMBER             DESCRIPTION                        REFERENCE
--------------------------------------------------------------------------------
         5.1            Opinion of Cohen & Cohen          Filed herewith

        23.1            Consent of Cohen & Cohen       Contained in Exhibit 5.1

        23.2            Consent of BDO Seidmen, L.L.P.     Filed herewith

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 2, 1999.

                                         EUROWEB INTERNATIONAL CORP.



                                By:      /s/Frank R. Cohen
                                         ------------------
                                         Frank R. Cohen, Chairman of the Board

        Each of the undersigned does hereby appoint Robert Genova and Frank R. Cohen and, each of them severally, its or his true and lawful attorneys to execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of the attorneys shall have the power to act hereunder with or without the other.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

     SIGNATURE                    TITLE                          DATE
     ---------                    -----                          ----

/s/Frank R. Cohen         Chairman of the Board, Chief      June 2, 1999
----------------------    Executive Officer, and
Frank R. Cohen            Secretary


/S/Robert Genova          Director, President, Treasurer   June 2, 1999
----------------------    and Chief Financial Officer
Robert Genova

/s/Csaba Toro             Director, Vice President          June 2, 1999
----------------------
Csaba Toro

/s/Richard G. Maresca     Director                          June 2, 1999
----------------------
Richard G. Maresca

/s/Donald K. Roberton     Director                          June 2, 1999
---------------------
Donald K. Roberton

                           EUROWEB INTERNATIONAL CORP.

                                  EXHIBIT INDEX



        EXHIBIT
        NUMBER             DESCRIPTION                              REFERENCE
-------------------------------------------------------------------------------

        5.1              Opinion of Cohen & Cohen                    II-6

       23.1               Consent of Cohen & Cohen
                           (Contained in Exhibit 5.1)                II-6

       23.2               Consent of BDO Seidmen, L.L.P.             II-7